EXHIBIT d.7

MVC CAPITAL, INC.

Rights Offering

Notice of Guaranteed Delivery

For Shares Subscribed for Under the
Basic Subscription and the Over-Subscription Rights

      As set forth in the prospectus of MVC Capital, Inc. (the “Fund”) dated December 3, 2004, this form or one substantially equivalent hereto may be used as a means of effecting the subscription for all shares of the Fund’s common stock (the “Shares”) subscribed for under the Basic Subscription and the Over-Subscription Rights of the rights offering. Such form may be delivered by mail, overnight courier or by hand to the Subscription Agent.

BY FIRST CLASS MAIL: EquiServe Trust Company, N.A. Attn: Corporate Actions PO Box 859208 Braintree, MA 02185	BY OVERNIGHT COURIER: EquiServe Trust Company, N.A. Attn: Corporate Actions 161 Baystate Drive Braintree, MA 02184	BY HAND: EquiServe Trust Company, N.A. Attn: Corporate Actions 17 Battery Place, 11 Floor New York, NY 10004

Or via facsimile @ 781-380-3388

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR OTHER TRANSMISSION OF

INSTRUCTIONS VIA TELECOPY FACSIMILE NUMBER, OTHER THAN AS SET FORTH
ABOVE, DOES NOT CONSTITUTE VALID DELIVERY.

      The New York Stock Exchange member firm or bank or trust company that completes this form must communicate this guarantee and the number of shares subscribed for in connection with this guarantee (separately disclosed as to the Basic Subscription Rights and the Over-Subscription Right) to the Subscription Agent and must deliver this Notice of Guaranteed Delivery accompanied by full payment of the estimated subscription price guaranteeing delivery of a properly completed and signed copy of the Subscription Certificate to the Subscription Agent prior to 5:00 P.M., New York time, on January 3, 2005, the Expiration Date, unless extended. Failure to do so will result in a complete forfeiture of the subscription rights.

GUARANTEE

      The undersigned a member firm of the New York Stock Exchange or a bank or trust company having an office or correspondent in the United States, guarantees delivery to the Subscription Agent of a properly completed and executed Subscription Certificate by 5:00 P.M., New York time, on the third business day after the Expiration Date, as subscription for such Shares is indicated herein or on the Subscription Certificate.

Broker Assigned Control #

Basic Subscription Rights:	1. Number of Subscription Rights to be Exercised:	Number of Basic Subscription Shares requested for which you are guaranteeing delivery of Subscription Certificate and Payment	Payment to be made in connection with Basic Subscription:
	Rights (No. of Subscription Rights)	Shares (No. of Subscription Rights)	$ (No. of Shares x $ )
Over- Subscription Right:	2.	Number of Over- Subscription Shares requested for which you are guaranteeing delivery of Subscription Certificate and Payment:	Payment to be made in connection with Over- Subscription Shares
		Shares	$ (No. of Shares x $ )
Totals	3.	Total Number of Shares for which you are guaranteeing delivery of Subscription Certificate and Payment	Total payment to be made for total number of Shares being subscribed for:
		Shares	$

Please assign above a unique control number for each guarantee submitted. The number must be referenced on any direct delivery or any delivery through DTC.

Name of Firm	Authorized Signature

DTC Participant Number	Title

Address	Name (Please print or type)
( )

City, State, Zip Code	Area Code Telephone Number

Contact Name	Date